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Exhibit 5.1

[Letterhead of Thompson & Knight LLP]

November 29, 2004

Petrohawk Energy Corporation
1100 Louisiana, Suite 4400
Houston, Texas 77002

Gentlemen:

        We have acted as counsel to Petrohawk Energy Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, of up to 28,306,450 shares of its common stock, par value $0.0001 per share ("Common Stock"), to be sold by certain selling stockholders (the "Securities"), as described in the Registration Statement. The Securities represent 2,500,000 shares of Common Stock currently outstanding and 25,806,450 shares of Common Stock issuable upon the automatic conversion of the Company's Series B 8% Automatically Convertible Preferred Stock ("Series B Preferred Stock").

        In connection with the opinion expressed herein, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. We have assumed that (i) all information contained in all documents reviewed by us is true, complete and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing any document reviewed by us in a representative capacity had authority to sign in such capacity, and (vii) the common stock issuable upon conversion of the Series B Preferred Stock as described in the Registration Statement will be duly authorized for issuance upon such conversion.

        Based on the foregoing and in reliance thereon, and subject to the assumptions and qualifications hereinafter specified, it is our opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when the Registration Statement has become effective under the Securities Act and, if applicable, upon issuance of certain Securities in accordance with the terms of the Series B Preferred Stock, will be validly issued, fully paid and nonassessable.

        In rendering the opinion expressed herein, we have assumed that no action heretofore taken by the Board of Directors of the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

        We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim any, obligation to advise the Company or anyone else of any change in any matter set forth herein.

        We hereby consent to the reference to this firm in the Prospectus in the Registration Statement under the caption "Legal Matters" as the attorneys who will pass upon the legal validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the 1933 Act.

                      Respectfully submitted,

                      /s/ Thompson & Knight LLP

                      THOMPSON & KNIGHT LLP

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  Exhibit 5.1